Exhibit 99.1

JCPENNEY ANNOUNCES DEPARTURE OF MICHAEL DASTUGUE

Michael Kramer to Serve as Interim Chief Financial Officer

PLANO, Texas, April 11, 2012 -- J. C. Penney Company, Inc. ("jcpenney") (NYSE: JCP) today announced that Michael Dastugue will be leaving the Company, effective April 13. Chief Operating Officer Michael Kramer will assume the chief financial officer duties, in an interim capacity, while a search for a new CFO is conducted.

Chief Executive Officer Ron Johnson said, “We thank Michael for his many years of service at jcpenney. Over his 20-year career, Michael served in a variety of finance roles of increasing responsibility, culminating with his appointment as chief financial officer. We wish him all the best in his future endeavors.”

With two decades of operating and financial experience in the retail industry, Mr. Kramer joined jcpenney in December 2011, after previously serving for three years as president and chief executive officer of Kellwood Company. Prior to that, he was executive vice president and chief financial officer at Abercrombie & Fitch and previously served as the chief financial officer of Apple Retail. He had also held key financial leadership roles at The Limited, Pizza Hut and Einstein Noah Bagel Corporation. He is a certified public accountant.

About jcpenney:
Over 110 years ago, James Cash Penney founded his company on the principle of treating customers the way he wanted to be treated himself: fair and square. Today, rooted in its rich heritage, J. C. Penney Company, Inc. (NYSE: JCP) is re-imagining every aspect of its business in order to reclaim its birthright and become America's favorite store. The Company is transforming the way it does business and remaking the customer experience across its 1,100 jcpenney stores and on jcp.com. At every visit, customers will discover straightforward Fair and Square Pricing, month-long promotions that are in sync with the rhythm of their lives, exceptionally curated merchandise, artful presentation, and unmatched customer service. For more information about jcpenney, visit jcp.com.

Media Relations:                                                                                        Investor Relations:
Darcie Brossart or Rebecca Winter                                                           Kristin Hays or Angelika Torres
(972) 431-3400                                                                                          (972) 431-5500
jcpcorpcomm@jcpenney.com                                                                   jcpinvestorrelations@jcpenney.com

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